Exhibit 99.1

Gulfport Energy Reports Third Quarter 2007 Results

OKLAHOMA CITY (November 8, 2007) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the third quarter of 2007.

For the third quarter of 2007, Gulfport reported net income of $12.7 million on revenues of $30.0 million, or $0.33 per diluted share. This is an increase of 33% compared to the second quarter of 2007.

EBITDA (as defined below) for the third quarter of 2007 was $21.3 million, an increase of 20% from the third quarter of 2006 due to increased production levels and higher realized prices. Cash flow from operating activities before changes in working capital was $20.9 million, an increase of 20% versus the same period last year.

Production and Operational Highlights

Net production was 404,000 barrels of oil and 218.1 million cubic feet of natural gas or 440,400 barrels of oil equivalent for the third quarter of 2007. Net production increased 11% compared to the second quarter of 2007 and 16% increased compared to the same period in 2006. Approximately 84% of net production was from West Cote Blanche Bay (“WCBB”). Realized price, which includes transportation, for the quarter was $70.46 per barrel of oil and $6.88 per MCF of natural gas or total equivalent price of $68.05 per barrel.

In the third quarter, Gulfport drilled seven wells with two barge rigs in southern Louisiana. The company drilled six wells at the WCBB field with all six productive. The company drilled one well at the Hackberry field at Calcasieu Lake which is now producing. The company previously drilled three wells from land locations at the Hackberry field before releasing the land rig. Gulfport is in the process of acquiring permits for additional land well locations and will return to drilling land locations once the permitting process is completed in early 2008. The company also performed 12 recompletions, all at the WCBB field. Year to date, Gulfport has drilled 22 wells at the WCBB field with 18 productive and drilled 11 wells at the Hackberry field with nine productive.

Canada

Gulfport holds an approximate 25% interest in Grizzly Oil Sands ULC, which has increased total leasehold acreage in Canada to approximately 511,000 gross acres. Grizzly plans further assessment of its acreage in the winter 2007-08 drilling season and intends to drill between 80 and 120 core holes and will shoot 3-D seismic on selected acreage. Grizzly expects to submit an application to the Alberta government for its first SAGD facility during the summer of 2008. Grizzly has previously announced that it intends to raise capital from third parties to fund these and other capital expenditures.

As previously announced, Grizzly recently received third-party assessment of Original Oil in Place for seven properties within Grizzly’s leasehold. This assessment represents approximately one-third of Grizzly’s acreage. DeGolyer and MacNaughton Canada Limited estimates total oil in place from seven properties as follows: 11.9 billion barrels in place over an area of 152,564 acres for sands greater than ten meters of thickness. Grizzly estimates total recoverable resources from this assessment are 4 billion barrels.

As a subset to the above mentioned assessment, select property estimates include:

Algar Lake

The Algar Lake property is estimated to have 321 million barrels in place over an area of 3,430 acres for sands greater than ten meters of thickness from the McMurray formation.

Kodiak

The Kodiak property is estimated to have 486 million barrels in place over an area of 5,690 acres for sands greater than ten meters of thickness from the McMurray formation.

Silvertip

The Silvertip property is estimated to have 716 million barrels in place over an area of 8,260 acres for sands greater than ten meters of thickness from the Wabiskaw formation and 115 million barrels in place over an area of 1,520 acres for sands greater than ten meters of thickness from the deeper McMurray formation.

Additional information on Grizzly is available on their website at grizzlyoilsands.com.

Bakken Shale

Gulfport plans to increase activity on its acreage in the Bakken shale play in Montana and North Dakota in the Williston basin. Gulfport owns a 20% interest in a company known as Windsor Bakken, LLC, which owns approximately 64,000 net acres, or 12,800 net acres to Gulfport. Gulfport is currently participating in 11 wells with estimated capex net to Gulfport of approximately $1 million for these projects.

Conference Call

Gulfport will host a conference call today at 11:00 a.m. Central time to discuss its third quarter 2007 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-800-573-4752. International callers please dial 617-224-4324. The passcode for the conference call is 42823534. A replay of the call will be available for two weeks at 1-888-286-8010 or internationally at 617-801-6888. The replay passcode is 85066592. The webcast will be archived for 30 days on the company’s website.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport, through a joint venture known as Grizzly Oil Sands ULC, has a sizable acreage position in the Alberta oil sands in Canada and has drilled core samples to further evaluate the acreage. In addition, Gulfport is actively participating in 11 wells in the Bakken play in the Williston Basin in North Dakota and has an indirect interest in the producing Phu Horm gas field in Thailand.

Forward Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the company’s filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in working capital is a non-GAAP financial measure equal to cash flows from operating activities before changes in working capital. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in working capital are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in working capital are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in working capital measures presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

John Kilgallon

Director, Investor Relations

jkilgallon@gulfportenergy.com

405-242-4474

GULFPORT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Gas sales	$1,500,000	$2,371,000	$3,993,000	$3,418,000
Oil and condensate sales	28,472,000	21,653,000	71,360,000	39,404,000
Other income (expense)	3,000	(36,000)	12,000	(19,000)

	29,975,000	23,988,000	75,365,000	42,803,000

Costs and expenses:
Lease operating expenses	4,008,000	2,954,000	11,127,000	6,559,000
Production taxes	3,547,000	2,936,000	9,017,000	5,422,000
Depreciation, depletion, and amortization	7,845,000	4,488,000	20,128,000	8,224,000
General and administrative	1,192,000	717,000	3,427,000	2,232,000
Accretion expense	138,000	149,000	415,000	447,000

	16,730,000	11,244,000	44,114,000	22,884,000

INCOME FROM OPERATIONS:	13,245,000	12,744,000	31,251,000	19,919,000

OTHER (INCOME) EXPENSE:
Interest expense	654,000	644,000	1,979,000	1,312,000
Business interruption insurance recoveries	—	(332,000)	—	(3,601,000)
Interest income	(114,000)	(85,000)	(343,000)	(196,000)

	540,000	227,000	1,636,000	(2,485,000)

INCOME BEFORE INCOME TAXES	12,705,000	12,517,000	29,615,000	22,404,000

INCOME TAX EXPENSE:	4,000	—	57,000	—

NET INCOME	$12,701,000	$12,517,000	$29,558,000	$22,404,000

Basic	$0.34	$0.38	$0.82	$0.69

Diluted	$0.33	$0.37	$0.80	$0.66

Basic weighted average shares outstanding	37,671,681	33,074,396	36,048,327	32,632,458

Diluted weighted average shares outstanding	38,350,214	34,154,346	36,721,743	33,812,330

Gulfport Energy Corporation

Reconciliation of EBITDA and Cash Flow

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net Income	$12,701,000	$12,517,000	$29,558,000	$22,404,000
Interest expense	654,000	644,000	1,979,000	1,312,000
Income tax expense	4,000	—	57,000	—
Accretion expense	138,000	149,000	415,000	447,000
Depreciation, depletion, and amortization	7,845,000	4,488,000	20,128,000	8,224,000

EBITDA	$21,342,000	$17,798,000	$52,137,000	$32,387,000

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Cash provided by operating activity	$21,413,000	$15,408,000	$47,236,000	$27,934,000
Adjustments:
Changes in assets and liabilities	(468,000)	2,030,000	3,613,000	3,907,000

Operating Cash Flow	$20,945,000	$17,438,000	$50,849,000	$31,841,000

Gulfport Energy Corporation

Production Schedule

(Unaudited)

Production Volumes:	3Q2007	3Q2006	YTD 2007	YTD 2006
Oil (MBbls)	404.1	320.0	1,115.6	599.4
Gas (MMcf)	218.1	360.3	531.5	552.4
Oil Equivalents (MBOE)	440.4	380.0	1,204.2	691.5

Average Realized Price:
Oil (per Bbl)	$70.46	$67.67	$63.97	$65.74
Gas (per Mcf)	$6.88	$6.58	$7.51	$6.19
Oil Equivalents (BOE)	$68.05	$63.21	$62.58	$61.93

Gulfport Energy Corporation

Forward Sales Contracts

As of November 7, 2007

Period	Daily Volume	Weighted Daily Contract Price
Jul 2007 - May 2008	3,500	70.29
Jun 2008	3,500	71.69
Jul 2008	2,000	77.20
Aug 2008	2,000	79.95
Sept 2008 - Dec 2008	2,000	79.59

Contracts exclude transportation, which is estimated at $3.70 per barrel.